Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alon USA Energy, Inc.:
We consent to the use of our report dated February 26, 2016 with respect to the consolidated balance sheets of Alon USA Energy, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2015 and our report dated February 26, 2016 with respect to the effectiveness of internal control over financial reporting incorporated by reference herein.
/s/ KPMG LLP
Dallas, Texas
November 17, 2016